Bakers Footwear Group, Inc.
Excerpts Of Statements In Live Broadcast
March 4, 2004
10:00 a.m. EST

On March 4, 2004 at 10:00 a.m. Eastern Time, the registrant held a live conference call that was broadcast via the internet at www.kcsa.com to discuss the financial results, business developments and future outlook of Bakers Footwear Group, Inc. (BKRS) for its fourth quarter and fiscal year ended January 3, 2004. The following are excerpts of statements made during the live broadcast by Larry Spanley, Chief Financial Officer of Bakers Footwear Group, Inc:

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“The four percent improvement ongoing profit margin in the fourth quarter from eight percent in 2002 to twelve percent in 2003 breaks down into the following components: first component is a one percent increase from higher comp sales; a second component of one percent improvement from lower markdowns; third component is improvement from lower freight and shrinkage of one percent, next to the one percent improvement in the miscellaneous store expenses, such as supplies and advertising.

We had a point five percent improvement in store payroll and a one percent improvement in miscellaneous office expenses such as travel, entertainment and bank charges.

All these costs savings were due – were somewhat offset by the 1.8-percent increase due to the increased expense – the increased bonus expense due to the dramatic improvement and the full-year results.

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The pretax margin was 1.2 percent of sales in 2003, up from .7 percent of sales in 2002. The .5 increase in the pretax profit margin for the year was broken down into the following components: a 1.2 percent decrease in profit margin from lower comps, offset by a one-percent increase in profit from the lower freight and warehousing costs; a 1.2-percent increase in profit margin from a – from lower markdowns, which we believe is an extraordinary job with inventory discipline in a year of negative comps; and a one-percent increase in profit margins from control of store expenses.”

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